Exhibit 99.(b)(1)(iii)

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2, dated as of December 29, 2021 (this “Amendment”), to the Credit Agreement, dated as of June 2, 2016, between Tortoise Energy Independence Fund, Inc., a Maryland corporation (the “Borrower”), and The Bank of Nova Scotia (the “Bank), as amended by Amendment No. 1, dated as of December 1, 2017 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.             Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.            The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 1.1 of the Credit Agreement is hereby amended by inserting each of the following defined terms in its appropriate alphabetical order:

“Amendment No. 2 Effective Date” means the “Amendment Effective Date”, as defined by Amendment No. 2, dated as of December 29, 2021, to this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Credit Agreement as of such date.

“Benchmark” means initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.5, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement means, for any Available Tenor:

(1)   For purposes of Section 3.5(b)(i), the first alternative set forth below that can be determined by the Bank:

a.	the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

b.	the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in Section 3.5(b)(i); and

(2)   For purposes of Section 3.5(b)(ii), the sum of: (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been by the Bank as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. Dollar-denominated syndicated or bilateral credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Bank decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Bank in a manner substantially consistent with market practice (or, if the Bank decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Bank decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

2

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Bank in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for bilateral business loans; provided, that if the Bank decides that any such convention is not administratively feasible for the Bank, then the Bank may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, so long as the Bank has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Borrower, written notice of objection to such Early Opt-in Election from the Borrower.

“Early Opt-in Election” means the occurrence of:

(1)            a notification by the Bank to the Borrower that at least five (5) currently outstanding U.S. Dollar-denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such credit facilities are identified in such notice and are publicly available for review), and

(2)            the joint election by the Bank and the Borrower to trigger a fallback from USD LIBOR.

“Floor” means the benchmark rate floor, if any, provided in this Credit Agreement initially (as of the execution of this Credit Agreement, the modification, amendment or renewal of this Credit Agreement or otherwise) with respect to USD LIBOR.

3

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Rule 18f-4” means rule 18f-4 under the ICA.

“Scheduled Commitment Termination Date” means December 28, 2022.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“USD LIBOR” means the London interbank offered rate for Dollars.

2.             Each of the following defined terms contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Adjusted Asset Coverage” means, as of any date, the ratio on such date of (a)

Adjusted Total Net Assets to (b) the greater of (i) Adjusted Senior Debt, and (ii) one Dollar ($1).

“Applicable Margin” means (a) prior to the Amendment No. 2 Effective Date, with respect to each Loan, the rate per annum set forth from time to time in this Credit Agreement as the applicable margin applicable to the interest rate at which such Loan accrued interest under the Loan Documents and (b) on and after the Amendment No. 2 Effective Date, a rate per annum equal to (i) with respect to each ABR Loan, 0.00%, and (ii) with respect to each Fixed Rate Loan, each LIBOR Loan and each Overnight Loan, 1.10%.

“Commitment Fee Rate” means (a) prior to the Amendment No. 2 Effective Date, the rate per annum set forth from time to time in this Credit Agreement at which the commitment fee payable thereunder accrued, and (b) on and after the Amendment No. 2 Effective Date, a rate per annum equal to (i) as of any date upon which the Loan Balance equals or exceeds 75% of the Commitment, 0.15%, and (ii) as of any other date, 0.25%.

“Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date and (b) such earlier date on which the Bank’s obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.

4

3.            The defined term “Federal Funds Effective Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “arranged by federal funds brokers” contained therein.

4.            The defined term “Interest Period” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “two,” contained therein.

5.            The Credit Agreement is hereby amended by deleting in its entirety (a) each of Exhibit I, Exhibit J and Exhibit K, (b) Section 2.4(d), and (c) each of the following defined terms contained in Section 1.1 thereof:

“Applicable Margin Change Effective Date”

“Applicable Margin Change Notice”

“Commitment Fee Change Effective Date”

“Commitment Fee Change Notice”

“Commitment Termination Notice”

“Commitment Termination Notice Effective Date”

“Initial Fee Period”

“Initial Margin Period”

“Subsequent Fee Period”

“Subsequent Margin Period”

6.             Section 2.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

2.9            [Reserved.]

7.             Section 3.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

5

3.5            Alternate Rate of Interest

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)            If (i) neither a Benchmark Transition Event nor an Early Opt-in Election has occurred and (ii) the Bank determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Fixed Rate Loan, LIBOR Loan or Overnight Loan (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Bank of making, maintaining, converting or continuing such Affected Loan because of (x) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (y) other circumstances arising after the date hereof affecting the Bank or such Applicable Money Market, then the Bank may give notice thereof to the Borrower by telephone or facsimile and (A) upon the giving of such notice, each existing Affected Loan shall automatically be deemed converted into and redenominated as an ABR Loan and shall thereafter bear interest at a rate per annum equal to the Applicable Rate therefor, and (B) until such notice is rescinded by the Bank, the Bank shall have no obligation to make any new Loan that would be an Affected Loan. The Bank agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Bank shall by notice to the Borrower rescind such notice with respect to such Affected Loan.

(b)            (i) On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12- month USD LIBOR tenor settings. On the earlier of (x) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (y) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Credit Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)            Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to this Credit Agreement or any other Loan Document, or further action or consent of the Borrower. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Lender that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of the Alternate Base Rate based upon the Benchmark will not be used in any determination of the Alternate Base Rate.

6

(iii)            In connection with the implementation and administration of a Benchmark Replacement, the Bank will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(iv)           The Bank will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Bank pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section. The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to USD LIBOR or any Benchmark, any component definition thereof or rates referenced in the definition thereof or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to this Section, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.

(v)            At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Bank may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Bank may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

7

8.              Section 4.15(a)(ii) of the Credit Agreement is hereby amended by deleting the phrase “Sudan,”.

9.              Section 4.16(a) of the Credit Agreement is hereby amended by replacing the phrase “and (ix)” with the phrase “(ix) it is not in violation of Rule 18f-4, and (x)”.

10.            Section 5.2(a) of the Credit Agreement is hereby amended by adding the phrase “immediately before and after giving effect to such Loan and the use of the proceeds thereof” immediately before the phrase “no Default” contained therein.

11.            Section 6.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)            [Reserved;]

12.            Section 7.3(a) of the Credit Agreement is hereby amended by adding the phrase “divide or” immediately before the word “consolidate” contained therein.

13.            Section 7.7(a) of the Credit Agreement is hereby amended by inserting the phrase “that one or more Loans or any principal thereof is outstanding” immediately before the period at the end thereof.

14.            Section 9.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)            if to the Bank, to it at, (i) in all cases, 250 Vesey Street, 23rd Floor, New York, NY, 10281, Attention: Aron Lau (Telephone: (212) 225-5952), and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street West, 4th Floor, Toronto, ON Canada M5V 2T3, Attention: Corporate Loan Team (Telephone: (212) 225-5705; Facsimile: (212) 225-5709; e-mail address: CorporateLending.LoanOps@scotiabank.com).

8

15.            The last sentence of Section 9.6 of the Credit Agreement is hereby replaced in its entirety with the following:

Delivery of an executed counterpart of a signature page of any Loan Document, or any amendment, supplement or other modification thereto, by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart thereof. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with the Loan Documents and the transactions contemplated thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and the Borrower, electronic images of each Loan Document (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of any Loan Document based solely on the lack of paper original copies thereof, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

16.            Section 9.13(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b) as of any date of determination, was received by the Bank within the immediately preceding three year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to its respective Related Parties, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to other parties to the Loan Documents or to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Borrower; (vii) on a confidential basis, to service providers for the Bank and its Affiliates, and (viii) to the extent the Borrower shall have consented to such disclosure in writing.

9

17.           Article 9 of the Credit Agreement is hereby amended by adding a new Section 9.15 at the end thereof as follows:

9.15         Acknowledgement Regarding any Supported QFCs

To the extent that any Loan Document (i) constitutes a QFC (such Loan Document, a “Loan Document QFC”), or (ii) provides support, through a guarantee or otherwise, for any Loan Document QFC, any Financial Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that such Loan Document and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under such Loan Document that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and such Loan Document were governed by the laws of the United States or a state of the United States.

(b)            As used in this Section 9.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

10

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

18.            Each of the addresses appearing in Exhibits C-1 and C-2 of the Credit Agreement are hereby amended and restated as follows:

The Bank of Nova Scotia

250 Vesey Street

23rd Floor

New York, NY

10281

Attn: Aron Lau

19.            Exhibit F of the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit F hereto.

20.            Paragraphs 1 through 19 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)            the Bank shall have received from the Borrower either (i) a counterpart of this Amendment executed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b)            the Bank shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Amendment Effective Date, in form and substance reasonably satisfactory to the Bank (i) certifying that the Borrower’s Organization Documents have not been amended, supplemented or modified since December 1, 2017, or if so, attaching a true, correct and complete copy of each amendment, supplement or modification thereof, (ii) certifying as to the incumbency of the Borrower’s officer or officers who may sign this Amendment, including therein a signature specimen of such officer or officers, and (iii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the Amendment Effective Date;

(c)            the Bank shall have received a favorable written opinion (addressed to the Bank and dated the Amendment Effective Date) from external legal counsel to the Borrower in all respects acceptable to the Bank;

(d)            the Bank shall have received a new Federal Reserve Form U-1 from the Borrower, in form and substance satisfactory to the Bank;

11

(e)            the Bank shall have received such documents and information as the Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(f)            the Borrower shall have paid all reasonable and documented out-of-pocket fees and disbursements incurred by the Bank (including, without limitation, legal fees and disbursements of counsel to the Bank) in connection herewith.

21.            The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the date of execution and delivery hereof by the Borrower, no Default has occurred and is continuing and (2) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are true on and as of the date hereof with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

22.            In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

23.            This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

24.            Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Bank to accept electronic signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation between the Bank and the Borrower, electronic images of this Amendment (including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

12

25. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[the remainder of this page has been intentionally left blank]

13

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

TORTOISE ENERGY INDEPENDENCE FUND, INC.

By:	/s/ P. Bradley Adams
Name:	P. Bradley Adams
Title:	Chief Executive Officer

Tortoise Energy Independence Fund, Inc. (NDP) - Amendment No. 2 to Credit Agreement

THE BANK OF NOVA SCOTIA

By:	/s/ Aron Lau
Name:	Aron Lau
Title:	Director

Tortoise Energy Independence Fund, Inc. (NDP) - Amendment No. 2 to Credit Agreement

TORTOISE ENERGY INDEPENDENCE FUND, INC.

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of June 2, 2016, between Tortoise Energy Independence Fund, Inc., a Maryland corporation, and The Bank of Nova Scotia (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined. This Certificate is being delivered pursuant to Section 6.1(d) of the Credit Agreement.

The undersigned, an authorized representative of the Borrower, hereby certifies that as of [fill in the appropriate month-end date]:

1.	[[No Default has occurred and is continuing] or [The following Default[s] [has/have] occurred and [is/are] continuing: ____________________].]

2.	The Adjusted Asset Coverage is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

______:1.00

3.	Senior Debt does not exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower under its Fundamental Policies.

4.	Senior Debt does not exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of the Borrower on the date hereof under the ICA or other applicable law.

5.	Indebtedness of the Borrower does not exceed the sum of (A) 50% of (x) the Maximum Borrowing Value of the Borrower’s Margin Stock minus (y) all Ordinary Liabilities to the extent not in excess of the amount determined under clause (x) immediately above, plus (B) the excess, if any, of (x) the Maximum Borrowing Value of the Borrower’s Non-Margin Assets over (y) all Ordinary Liabilities to the extent in excess of the amount determined under clause (A)(x) immediately above.

6.	The Borrower has not purchased or acquired, and does not have exposure to, any Investment other than Permitted Investments.

7.	The Borrower has not entered into or otherwise acquired, and does not hold, any Financial Contract (i) unless (1) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (2) each counterparty thereto or issuer thereof has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (ii) in any case for the purpose of creating or continuing leverage.

[the remainder of this page has been intentionally left blank]

16

IN WITNESS WHEREOF, I have hereunto set my hand as of [Date].

Name:
Title:

SCHEDULE A

Detailed Calculations